EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-98440, 33-98442, 33-98444, 33-98446, 333-21795, 333-21799, 333-70599, 333-35812, 333-35814, 333-50322, 333-91490, 333-101280, 333-101284, 333-101881 and 333-109975 on Form S-8 and Registration Statement No. 333-50494 on Form S-3 of our report dated September 8, 2006, relating to the financial statements and financial statement schedule of CheckFree Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”), and our report dated September 8, 2006 relating to management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of CheckFree Corporation for the year ended June 30, 2006.
/s/ DELOITTE & TOUCHE LLP
Atlanta, GA
September 8, 2006